POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS THAT I, STEPHEN JOHNSTON,
hereby make, constitute and appoint SCOTT J. POSNER and MELISSA KLAUDER, as my true and lawful attorneys-in-fact, to execute and file all instruments, documents, certificates and other items required to be executed and filed with the Securities and
Exchange Commission by me under and pursuant to Section 16(a) of the Securities and
Exchange Act of 1934, as amended, as a result of my position with TEREX
CORPORATION, including, without limitation, all Forms 3, 4 and 5 that may be required as a result of my transactions in equity securities of TEREX CORPORATION while a director or officer of TEREX CORPORATION.

    IN WITNESS WHEREOF, I have hereunto set my hand this 6th day of October,
2020.

                        _/s/Stephen Johnston____________
                        Stephen Johnston